EXHIBIT 10.2

                                                                October 18, 2002




Mr. Hakan Lindskog
39 Wampum Hill Road
Westton, CT 06683

Dear Mr. Lindskog:

     This letter will confirm our agreement to amend the Employment Agreement dated October 1, 2001 between you and MediaBay, Inc. (the "Company") to provide that, during the term of the Employment Agreement, you shall serve as Chief Executive Officer commencing January 1, 2003. Section 5(a) of the Employment Agreement shall be amended by providing that the annual salary during the period from January 1, 2004 through December 31, 2004 shall be $400,000. You shall also receive a bonus of $25,000 on March 31, 2003 if you are employed by the Company at such time. As additional consideration, the Company shall grant to you options under its 2000 Stock Option Plan as follows: (1) options to purchase 100,000 shares of common stock at an exercise price equal to $1.25, which options shall vest on October 18, 2003 and shall be exercisable until October 18, 2008, and (ii) options to purchase 100,000 shares of common stock at an exercise price of $3.25 per share, which options shall vest on October 18, 2004 and shall be exercisable until October 18, 2009. All of the other terms of the Employment Agreement shall remain unchanged.

                                                   Very truly yours,

                                                   MEDIABAY, INC.




                                                   By: /s/ Norton Herrick
                                                      ---------------------
                                                      Norton Herrick, Chairman


AGREED AND ACCEPTED



     /s/ Hakan Lindskog
----------------------------
Hakan Lindskog, individually